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                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                AMAZON.COM, INC.,

                              AI ACQUISITION, INC.,

                                 ALEXA INTERNET



                                       AND



                                 BREWSTER KAHLE



                           DATED AS OF APRIL 24, 1999


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                                    CONTENTS

ARTICLE I -- THE MERGER..........................................................  1
    1.1  The Merger..............................................................  1
    1.2  The Closing.............................................................  2
    1.3  Effective Date and Time.................................................  2
    1.4  Articles of Incorporation of the Surviving Corporation..................  2
    1.5  Bylaws of the Surviving Corporation.....................................  3
    1.6  Directors and Officers..................................................  3
    1.7  Conversion of Shares....................................................  3
         1.7.1  Exchange Ratio; Pledged Shares...................................  3
         1.7.2  Exchange of Certificates.........................................  7
         1.7.3  No Fractional Shares.............................................  8
         1.7.4  No Further Transfers.............................................  9
    1.8  Shareholder Representative..............................................  9
    1.9  Amendment to Provide for Forward Triangular Merger......................  9
    1.10 Tax Free Reorganization.................................................  9

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
              SHAREHOLDER........................................................ 10
   2.1  Organization............................................................. 10
   2.2  Enforceability........................................................... 11
   2.3  Capitalization........................................................... 11
   2.4  Subsidiaries and Affiliates.............................................. 12
   2.5  No Approvals; No Conflicts............................................... 13
   2.6  Financial Statements..................................................... 13
   2.7  Absence of Certain Changes or Events..................................... 14
   2.8  Taxes.................................................................... 16
   2.9  Property................................................................. 19
   2.10 Contracts................................................................ 21
   2.11 Claims and Legal Proceedings............................................. 22
   2.12 Labor and Employment Matters............................................. 23
   2.13 Employee Benefit Plans................................................... 23
        2.13.1  Employee Benefit Plan Listing.................................... 23
        2.13.2  Documents Provided............................................... 24
        2.13.3  Compliance....................................................... 25
        2.13.4  Contributions and Premium Payments............................... 26
        2.13.5  Related Employers................................................ 26
        2.13.6  Multiemployer and Title IV Plans................................. 26

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
        2.13.7  Post-Termination Welfare Benefits................................ 26
        2.13.8  Suits, Claims and Investigations................................. 26
        2.13.9  Payments Resulting From Transactions............................. 27
   2.14 Intellectual Property.................................................... 27
        2.14.1  General...........................................................27
        2.14.2  Company Technology............................................... 28
        2.14.3  Third Party Technology........................................... 28
        2.14.4  Trademarks....................................................... 29
        2.14.5  Intellectual Property Rights..................................... 29
        2.14.6  Maintenance of Rights............................................ 30
        2.14.7  Third Party Claims............................................... 30
        2.14.8  Infringement by the Company...................................... 31
        2.14.9  Confidentiality.................................................. 31
        2.14.10 Warranty Against Defects......................................... 31
        2.14.11 Domain Names..................................................... 31
        2.14.12 Year 2000........................................................ 32
        2.14.13 Indemnification.................................................. 32
        2.14.14 Restrictions on Intellectual Property............................ 32
   2.15 Corporate Books and Records.............................................. 32
   2.16 Licenses, Permits, Authorizations, etc................................... 33
   2.17 Compliance With Laws..................................................... 33
   2.18 Insurance................................................................ 33
   2.19 Brokers or Finders....................................................... 34
   2.20 Absence of Questionable Payments......................................... 34
   2.21 Bank Accounts............................................................ 34
   2.22 Insider Interests........................................................ 35
   2.23 Compliance With Environmental Laws....................................... 35
   2.24 Information Supplied by the Company...................................... 36
   2.25 Full Disclosure.......................................................... 36
   2.26 Hart-Scott-Rodino........................................................ 36
   2.27 Operating Data........................................................... 36

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF AMAZON.COM AND THE PURCHASER.... 37
    3.1  Organization............................................................ 37
    3.2  Enforceability.......................................................... 38
    3.3  Securities.............................................................. 38
    3.4  No Approvals or Notices Required; No Conflicts With Instruments......... 39
    3.5  Capitalization.......................................................... 39

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
    3.6  SEC Documents........................................................... 39
    3.7  Absence of Certain Changes.............................................. 40
    3.8  Information Supplied by Amazon.com...................................... 40
    3.9  Full Disclosure......................................................... 40
    3.10 Brokers or Finders...................................................... 40

ARTICLE IV -- CONDITIONS PRECEDENT TO OBLIGATIONS OF AMAZON.COM AND THE
              PURCHASER.......................................................... 40
    4.1  Accuracy of Representations and Warranties.............................. 41
    4.2  Performance of Agreements............................................... 41
    4.3  Opinion of Counsel for the Company...................................... 41
    4.4  Compliance Certificate.................................................. 41
    4.5  Material Adverse Change................................................. 41
    4.6  Approvals and Consents.................................................. 41
    4.7  Proceedings and Documents; Secretary's Certificate...................... 42
    4.8  Nonforeign Affidavit.................................................... 42
    4.9  Compliance With Laws.................................................... 42
    4.10 Shareholder Approval.................................................... 42
    4.11 Legal Proceedings....................................................... 42
    4.12 Employment and Noncompetition Arrangements.............................. 43
    4.13 Affiliate Letters....................................................... 43
    4.14 Termination of Certain Agreements....................................... 43
    4.15 Exercise of Stock Purchase Rights....................................... 43
    4.16 No Dissenter Rights Exercised Greater Than 5% of Stock.................. 43
    4.17 Transmittal Letters..................................................... 44
    4.18 Consents to Merger...................................................... 44
    4.19 Delivery of Audited Financial Statements................................ 44

ARTICLE V -- CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.................. 45
    5.1  Accuracy of Representations and Warranties.............................. 45
    5.2  Performance of Agreements............................................... 45
    5.3  Opinion of Counsel...................................................... 45
    5.4  Compliance Certificate.................................................. 45
    5.5  Legal Proceedings....................................................... 45
    5.6  Material Adverse Change................................................. 46
    5.7  Approvals and Consents.................................................. 46
    5.8  Compliance With Laws.................................................... 46
    5.9  Tax Opinion............................................................. 46

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
ARTICLE VI -- COVENANTS.......................................................... 46
    6.1  Conduct of Business by the Company Pending the Merger................... 47
    6.2  Access to Information; Confidentiality.................................. 49
    6.3  No Alternative Transactions............................................. 49
    6.4  Notification of Certain Matters......................................... 50
    6.5  Further Action; Commercially Reasonable Efforts......................... 50
    6.6  Shareholder Approval.................................................... 50
    6.7  Proxy Statement......................................................... 50
    6.8  Amazon.com Common Stock................................................. 51
    6.9  Securities Act Compliance............................................... 51
    6.10 Dissenting Shares....................................................... 52
    6.11 Publicity............................................................... 52
    6.12 Option Grants........................................................... 52
    6.13 Option Shares; Registration............................................. 52
    6.14 Indemnification of Officers and Directors............................... 53
    6.15 Benefits Rollover....................................................... 53

ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER................................. 54
    7.1  Termination............................................................. 54
    7.2  Effect of Termination................................................... 54
    7.3  Amendment............................................................... 55
    7.4  Waiver.................................................................. 55

ARTICLE VIII -- SURVIVAL AND INDEMNIFICATION..................................... 55
    8.1  Survival................................................................ 55
    8.2  Indemnification by the Holders of Company Capital Stock................. 55
    8.3  Threshold and Limitations............................................... 56
    8.4  Procedure for Indemnification........................................... 58
    8.5  Remedies; Specific Performance.......................................... 61

ARTICLE IX -- GENERAL............................................................ 62
    9.1  Tax Matters............................................................. 62
    9.2  Expenses................................................................ 64
    9.3  Notices................................................................. 64
    9.4  Severability............................................................ 65
    9.5  Entire Agreement........................................................ 66
    9.6  Assignment.............................................................. 66
    9.7  Parties in Interest..................................................... 66
    9.8  Governing Law........................................................... 66
    9.9  Headings................................................................ 66

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
    9.10 Counterparts............................................................ 66
    9.11 Waiver of Jury Trial.................................................... 67


EXHIBITS

        1.6    -- Officers of the Surviving Corporation
        1.7.2  -- Letter of Transmittal
        2      -- Company Disclosure Memorandum
        4.3    -- Opinion of Counsel for the Company
        4.8    -- Real Property Tax Affidavit
        4.12   -- Form of Confidentiality, Noncompetition and Invention
                  Assignment Agreement
        4.13   -- Form of Affiliate Letter
        5.3    -- Opinion of Counsel for Amazon.com and Purchaser
        6.12   -- List of Company Employees and Options

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

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of April 24, 1999, by and among Amazon.com, Inc., a Delaware corporation ("Amazon.com"), AI Acquisition, Inc., a Washington corporation and wholly owned subsidiary of Amazon.com (the "Purchaser"), Alexa Internet, a California corporation (the "Company"), and Brewster Kahle (the "Shareholder").

                                    RECITALS

        A. The Company, Amazon.com, the Shareholder and the Purchaser believe it advisable and in their respective best interests to effect a merger of Purchaser with and into the Company pursuant to this Agreement (the "Merger").

        B. The Board of Directors of the Company has approved this Agreement and the Merger as required by applicable law.

        C. The Boards of Directors of Amazon.com and the Purchaser and the sole shareholder of the Purchaser have approved this Agreement and the Merger as required by applicable law.

        D. It is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        E. It is intended that shareholders holding approximately ninety percent (90%) of the voting securities of the Company will enter into Voting Agreements with Amazon.com concurrently herewith.

                                    AGREEMENT

        In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I -- THE MERGER

1.1     THE MERGER

        Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3 hereof) the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation"), and (b) from and after the Effective Time, the Merger shall

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have all the effects of a merger under the laws of the State of Washington, the
State of California and other applicable law.

1.2     THE CLOSING

        Subject to the terms and conditions of this Agreement, the closing of the Merger pursuant to this Agreement (the "Closing") shall take place on the earliest practicable business day (the "Closing Date") following the satisfaction or waiver of the conditions set forth in Articles IV and V at 10:00 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as Amazon.com and the Company shall agree.

1.3     EFFECTIVE DATE AND TIME

        On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate certificates (the "Articles of Merger") complying with the applicable provisions of the Washington Business Corporation Act ("Washington Law") and the California General Corporation Law ("California Law"), to be properly executed and filed with the Secretary of State of the State of Washington (the "Washington Secretary of State") and the Secretary of State of the State of California ("California Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Washington Secretary of State or the California Secretary of State requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Amazon.com, the Purchaser and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4     ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

        At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time; provided, however, that Article I thereof shall be amended to read as follows: "The name of this corporation is Alexa Internet." Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

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1.5     BYLAWS OF THE SURVIVING CORPORATION

        At the Effective Time, the Bylaws of the Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6     DIRECTORS AND OFFICERS

        At the Effective Time, the directors of the Surviving Corporation shall be Jeff Bezos, David Risher, Rick Dalzell, Randy Tinsley and Brewster Kahle and the officers of the Surviving Corporation shall be as set forth on Exhibit 1.6 hereto, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7     CONVERSION OF SHARES

        1.7.1   EXCHANGE RATIO; PLEDGED SHARES

        As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

               (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

               (b) Each issued and outstanding share of Common Stock of the Company (the "Company Common Stock"), including each share of Company Common Stock issued upon conversion of each issued and outstanding share of the Company's Series A Preferred Stock (the "Company Preferred Stock"), other than shares of Company Common Stock for which dissenters' rights are perfected or as provided in Section 1.7.1(a), shall be converted into the right to receive from Amazon.com a number of shares of Amazon.com common stock, par value $0.01 per share ("Amazon.com Common Stock"), determined by dividing (i) the total number of shares of Amazon.com Common Stock to be issued in the Merger, which shall be equal to $250,000,000, less any adjustments pursuant to Section 9.2, divided by the average of the closing price of Amazon.com Common Stock as reported on the NASDAQ National Market for each of the five trading days immediately preceding the trading day immediately preceding the Closing Date (the "Base Price"), by
(ii) the Fully Diluted Common Stock Number, rounded to ten decimal points. The "Fully Diluted Common Stock Number" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, including (x) the exercise of all outstanding rights, warrants or options, vested or

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unvested, to acquire Company Common Stock, regardless of restrictions on exercise or conversion and (y) the conversion of all outstanding securities (including, without limitation, the Company Preferred Stock) and notes convertible at any time into Company Common Stock (such rights, warrants, options and convertible securities referenced in clauses (x) and (y) being referred to herein as "Stock Purchase Rights"). The shares of Amazon.com Common Stock so issued shall be referred to herein as the "Merger Consideration" and the quotient as derived being referred to as the "Exchange Ratio." The Company Common Stock together with the Company Preferred Stock shall be referred to herein as the "Company Capital Stock." The number of shares of Amazon.com Common Stock to be issued to each shareholder of the Company under this Section 1.7.1(b) shall be calculated by aggregating all shares of Company Common Stock held by each such shareholder, so that such number of shares of Amazon.com Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Exchange Ratio, with cash paid in lieu of any fractional share of Amazon.com Common Stock pursuant to
Section 1.7.3 hereof.

               (c)  Notwithstanding the foregoing:

                    (i) As collateral security for the indemnification obligations of the shareholders of the Company pursuant to Article VIII, the shareholders of the Company, by approving the Merger at a special meeting of shareholders or by written consent, shall thereby pledge, transfer and assign to Amazon.com, subject to the effectiveness of the Merger, that number of shares of Amazon.com Common Stock that equals the quotient of $37,500,000 divided by the Base Price (the "Pledged Shares"). Each shareholder of the Company, by approving the Merger at a special meeting of shareholders or by written consent, shall thereby pledge, transfer and assign to Amazon.com, subject to the effectiveness of the Merger, a security interest in such shareholder's pro rata share of the Pledged Shares, and the certificates and instruments, if any, representing or evidencing such Pledged Shares. Fractional shares of Amazon.com Common Stock shall not be pledged. In lieu thereof, each shareholder of the Company shall round up such fractional share to the nearest whole number and pledge a full share of Amazon.com Common Stock for such fractional share. The pledge pursuant to this Section 1.7.1(c)(i) includes all securities hereafter delivered to such shareholder with respect to or in substitution for such shareholder's Pledged Shares, all certificates and instruments representing or evidencing such securities, and all cash and noncash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof. In the event such shareholder receives any such property, such shareholder shall hold such property


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

in trust for Amazon.com and shall immediately deliver such property to Amazon.com to be held as Pledged Shares.

                        (ii) Each certificate, if any, evidencing a shareholder's Pledged Shares issued in his, her or its name in the Merger shall be delivered to Amazon.com directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at Amazon.com's request or as set forth herein. Each shareholder of the Company shall, at the Closing, deliver to Amazon.com, for each such certificate, a stock power duly signed in blank by him, her or it.

                        (iii) The pledgor of any Pledged Share shall be the holder of record thereof and entitled to exercise any voting powers incident to such Pledged Share until such time, if any, as such Pledged Share is transferred to Amazon.com to satisfy any indemnification obligations pursuant to Article
VIII. In addition, upon any release of such Pledged Share from the pledge pursuant to the terms hereof, such pledgor shall be entitled to any cash or other proceeds from such Pledged Share.

                        (iv) The Pledged Shares shall be available solely to satisfy any indemnification obligations of the shareholders of the Company pursuant to Article VIII for the Survival Period (as defined in Section 8.1). Within five (5) business days following the end of the Survival Period, Amazon.com shall return or cause to be returned to the respective former shareholders of the Company, the Pledged Shares less (A) any Pledged Shares previously forfeited to Amazon.com to satisfy any indemnification obligations pursuant to Article VIII and (B) an additional number of Pledged Shares sufficient to satisfy any pending Claims for indemnification made by any Indemnified Parties (as such terms are defined in Article VIII). Any remaining Pledged Shares shall be released within five (5) business days following final resolution of, and full payment in connection with, any such pending Claims.

                        (v) Stop transfer instructions will be given to Amazon.com's transfer agent with respect to those certificates evidencing the Pledged Shares and certificates evidencing the Pledged Shares will contain a legend, stating in substance:

                "THESE SHARES HAVE BEEN PLEDGED AS COLLATERAL PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 24, 1999 BY AND AMONG AMAZON.COM, INC., AI ACQUISITION, INC., ALEXA INTERNET AND BREWSTER KAHLE. PRIOR TO THE EXPIRATION OF THE PLEDGE AS SET FORTH IN SUCH AGREEMENT, SUCH SHARES MAY NOT BE

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                OFFERED, SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF."

Amazon.com will terminate such stop transfer instructions and authorize its transfer agent to remove such restrictive legend with respect to any certificates representing Pledged Shares that are returned by Amazon.com pursuant to Section 1.7.1(c)(iv).

        (d) Each issued and outstanding share of capital stock of the Purchaser shall be converted into one share of common stock of the Surviving Corporation.

        (e) Amazon.com shall assume the Company's Amended and Restated 1997 Stock Option Plan (the "Company Option Plan"), and each outstanding option to purchase shares of Company Common Stock issued pursuant to the Company Option Plan or any other stock option agreement, whether or not vested or exercisable (each an "Option"), shall be assumed by Amazon.com and shall constitute an option to acquire, on the same vesting terms, and on substantially the same other terms and conditions as were applicable under such assumed Option, that number of shares of Amazon.com Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Option, at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of Amazon.com Common Stock deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Amazon.com Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and, upon the last exercise of such Option, Amazon.com shall pay to the holder thereof as soon as practicable an amount of cash equal to such fraction multiplied by the average of the high and low selling price of Amazon.com Common Stock on the date the Company Option Plan is assumed, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. Amazon.com shall assume the obligations of the Company under the Company Option Plan and shall comply with the terms of such plan as they apply to the Options assumed as set forth above.

        (f) Holders of shares of Company Capital Stock who have complied with all the requirements for perfecting dissenters' rights, as required under California Law, shall be entitled to their rights under California Law with respect to such shares (the "Dissenting Shares"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the

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

right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Amazon.com Common Stock to which such holder is then entitled under this Agreement and California Law, without interest thereon and upon surrender of the certificate representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a shareholder who has perfected Dissenter's rights for such shares in accordance with California Law shall not be converted in Amazon.com Common Stock pursuant to this Section 1.7.1.

        (g) If, prior to the Effective Time, Amazon.com recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of Amazon.com Common Stock into which the shares of Company Capital Stock are to be converted, and the number of shares of Amazon.com Common Stock issuable upon the exercise of each assumed Option, will be adjusted appropriately so as to maintain the proportionate interests and economic benefits of the holders of the Company Capital Stock and Options and the holders of shares of capital stock of Amazon.com.

        1.7.2   EXCHANGE OF CERTIFICATES

        (a) ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), as exchange agent, shall mail prior to the Closing Date to each holder of record as of the date 20 business days prior to the Closing Date of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (and as soon as practicable to shareholders that become holders of Company Capital Stock subsequent to such date), other than shares to be cancelled in accordance with Section 1.7.1(a),
(i) a letter of transmittal (the "Letter of Transmittal") in substantially the form set forth at Exhibit 1.7.2 and (ii) instructions for effecting the surrender of the certificates in exchange for certificates representing Amazon.com Common Stock. Upon surrender of a certificate for cancellation to ChaseMellon or to such other agent or agents as may be appointed by Amazon.com, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by ChaseMellon, the holder of such certificate shall be entitled to receive in exchange therefor, by the later of
(a) three business days following the Effective Time and (b) three business days following the surrender of such certificate, a certificate representing that number of whole shares of Amazon.com Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.7.1, and the

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certificate so surrendered shall forthwith be cancelled. In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the shareholder claiming such certificate to be lost, stolen or destroyed, Amazon.com shall issue in exchange for such lost, stolen or destroyed certificate the shares of Amazon.com Common Stock that such shareholder is entitled to receive pursuant to Section 1.7.1 hereof; provided, however, that Amazon.com may in its discretion and as a condition precedent to the issuance thereof, require such shareholder to provide Amazon.com with an indemnity agreement against any claim that may be made against Amazon.com with respect to the certificate alleged to have been lost, stolen or destroyed. The shares of Amazon.com Common Stock that each shareholder of the Company shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to Amazon.com any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Amazon.com that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Amazon.com nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

        (b) Amazon.com or the exchange agent will be entitled to deduct and withhold from the Merger Consideration such amounts as Amazon.com or the exchange agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the former holder of the Company Capital Stock in respect of whom such deduction and withholding were made by Amazon.com or the exchange agent.

        1.7.3   NO FRACTIONAL SHARES

        No certificates or scrip representing fractional shares of Amazon.com Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Amazon.com Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, Amazon.com shall pay to

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

the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Amazon.com Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of certificates of Amazon.com Common Stock provided in Section 1.7.2), an amount in cash equal to such fraction multiplied by the Base Price.

        1.7.4   NO FURTHER TRANSFERS

        After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to Amazon.com and be canceled and exchanged in accordance with this
Section 1.7, subject to applicable law in the case of Dissenting Shares.

1.8     SHAREHOLDER REPRESENTATIVE

        By approving the Merger at a special meeting of shareholders or by written consent of the shareholders, each shareholder of the Company shall have irrevocably authorized and appointed Bruce Gilliat (the "Shareholder Representative"), with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead as contemplated by Article VIII.

1.9     AMENDMENT TO PROVIDE FOR FORWARD TRIANGULAR MERGER

        If at any time prior to the Closing Date, Amazon.com elects to have Purchaser be the Surviving Corporation or elects to have the Company merge directly into Amazon.com or a different subsidiary of Amazon.com merge with and into the Company, the parties shall promptly enter into an amendment to this Agreement to so provide, so long as such action does not result in a breach of a representation or warranty set forth in Article II hereof, the inability to satisfy any of the conditions set forth in Articles IV and V hereof, and Amazon.com makes representations, warrants and covenants consistent with Section
9.1 hereof.

1.10    TAX FREE REORGANIZATION

        (a) Except as otherwise required by the Internal Revenue Service (the "IRS") pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        (b) In addition, Amazon.com represents, now and as of the Closing Date, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d); provided, however, that nothing contained herein shall constitute a representation by Amazon.com regarding the tax consequences of the Merger or the transactions contemplated herein to the Company or any shareholder of the Company.

                 ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SHAREHOLDER

        Except as is otherwise set forth with appropriate Section references in the Disclosure Memorandum attached as Exhibit 2 (the "Disclosure Memorandum"), and in order to induce Amazon.com and the Purchaser to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company and the Shareholder severally and not jointly represent and warrant to Amazon.com and the Purchaser as of the date of this Agreement and as of the Closing as follows in this Article II.

2.1     ORGANIZATION

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the Company's business, properties or prospects; provided, however, that a Company Material Adverse Effect shall not include any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or general economic conditions.

2.2     ENFORCEABILITY

        The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Board of Directors of the Company necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement to which the Company is a party has been taken. All corporate action on the part of the Board of Directors of the Company necessary for the authorization, execution, delivery and performance of the Operative Documents to which it is a party and the performance of all of the Company's obligations under the Operative Documents to which it is a party has been or will be taken prior to the Effective Time. All corporate action on the part of the shareholders of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

2.3     CAPITALIZATION

        (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,524,792 shares of preferred stock, of which 10,524,792 shares are designated as Company Preferred Stock.

        (b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 15,410,964 shares of Company Common Stock and 10,524,792 shares of Company Preferred Stock, which are held of record and, to the knowledge of the Company and the Shareholder, beneficially by the shareholders of the Company as set forth on Schedule 2.3(b) to the Disclosure Memorandum. Such outstanding shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. To the knowledge of the Company and the Shareholder, no Person (as defined in Section 2.5 hereof) other than the shareholders of the Company holds any interest in any of the outstanding shares. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Amazon.com or its counsel.

        (c) As of the date of this Agreement, other than Options to purchase up to 1,838,495 shares of Company Common Stock and except as set forth on
Schedule 2.3(c) to the Disclosure Schedule, there are no outstanding rights of first refusal or offer, preemptive rights, Stock Purchase Rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company, to the knowledge of the Company and the Shareholder, or any shareholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock. Set forth on Schedule 2.3(c) to the Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Options and other Stock Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof, and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). The Company has delivered to Amazon.com or its counsel true and correct copies of the Company Option Plan, the stock option agreements relating to Options granted thereunder and all agreements with respect to Stock Purchase Rights. Schedule 2.3(c) to the Disclosure Memorandum also identifies all Options or Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

        (d) The Company is not a party or subject to any agreement or understanding, and, to the knowledge of the Company and the Shareholder (other than voting agreements entered into in connection with this Agreement), there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

2.4     SUBSIDIARIES AND AFFILIATES

        The Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity, or voting interest in any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5     NO APPROVALS; NO CONFLICTS

        The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and California Secretary of State,
(iii) the approval by the shareholders of the Company of the transactions contemplated hereby, as provided under California Law and the Articles of Incorporation and Bylaws of the Company and (iv) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), (c) result in a material default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject,
(d) result in the creation of any Encumbrance (as defined in Section 2.9(d)) upon any material assets of the Company or, to the knowledge of the Company and the Shareholder, upon any outstanding shares or other securities of the Company,
(e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6     FINANCIAL STATEMENTS

        The Company has delivered to Amazon.com (a) audited balance sheets, statements of income and expense, statements of cash and statements of shareholders' equity of the Company as of or for the fiscal years ended December 31, 1996 and 1997, (b) an unaudited balance sheet, statement of income and expense, statement of cash and statement of shareholder's equity of the Company as of and for the fiscal year ended 1998 and (c) an unaudited balance sheet, statement of income and expense, statements of cash flow and statements of shareholders' equity of the Company as of and for the three-month period ended March 31, 1999. All the foregoing financial statements are herein referred to as the "Financial Statements." The unaudited balance sheet of the Company as of December 31, 1998 is herein referred to as the "Company Balance Sheet." The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods, except as set forth therein, and fairly present in all material respects the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated, subject in the case of interim Financial Statements to normal recurring year-end audit adjustments. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $40,000 in the aggregate or $30,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company's practices with respect to capitalizing software development costs, as reflected in the Financial Statements, are reasonable, in accordance with industry standards and consistent with the advice of the Company's independent accountants.

2.7     ABSENCE OF CERTAIN CHANGES OR EVENTS

        Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet through the date of this Agreement, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

        (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

        (b) forgiven or canceled any indebtedness for money borrowed or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company);

        (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

        (d)     suffered any change having a Company Material Adverse Effect;

        (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) individually in excess of $30,000 or in excess of $40,000 in the aggregate, except liabilities and obligations (i) that are incurred in the ordinary course of business and consistent with past practice or (ii) that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

        (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any material obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

        (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except in the ordinary course of business and consistent with past practice;

        (h) purchased or sold, transferred (except by way of license) or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) except in the ordinary course of business and consistent with past practice;

        (i) disposed of or permitted to lapse any rights to the use of any material trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any material trade secret, formula, process or know-how not theretofore a matter of public knowledge;

        (j) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $30,000 for additions to property, plant, equipment or intangible capital assets;

        (k) made any change in accounting methods or practices or internal control procedure other than as required as a result of changes in law or GAAP;

        (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than (i) payments of compensation in the ordinary course of business and consistent with past practice, (ii) pursuant to the exercise of Company Options, or (iii) repurchases of Company Common Stock at cost from holders thereof pursuant to the Company's repurchase rights;

        (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Company's shareholders, officers, directors or employees or any affiliate of any of the Company's shareholders, officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

        (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8     TAXES

        (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all material respects; (ii) all Taxes (as defined below) of the Company shown on such Tax Returns have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) to the knowledge of the Company and the Shareholder no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion, or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on Company Capital Stock; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable;
(vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

        (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

        (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on contact or correspondence with any agent of such authority. Schedule 2.8 to the Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1996 that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Amazon.com or its counsel correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

        (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section
280G of the Code (or any similar provision of state, local or foreign law).

        (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

        (g) The unpaid Taxes of the Company (i) did not, as of December 31, 1998, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

        (h) All Options that the Company has treated as incentive stock options under Section 421 of the Code at the time of grant met the requirements of
Section 422 of the Code.

        As used in this Agreement, the following terms shall have the following meanings:

        "Taxes" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties, and other assessments, including, but not limited to, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "Tax" means any of the foregoing Taxes.

        "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

        "Tax Returns" means any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9     PROPERTY

        (a) The Company owns no real property other than the leasehold interests described on Schedule 2.9(a) to the Disclosure Memorandum, which contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "Real Property"). The Company has delivered to Amazon.com or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

        (b) Schedule 2.9(b) to the Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $5,000 which is owned, leased, rented or used by the Company as of the date of this Agreement (the "Personal Property"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively), listed on Schedule 2.14 to the Disclosure Memorandum. The Company has delivered to Amazon.com or its counsel true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

        (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000) reflected in the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Technology and the IP Rights). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable material safety and other laws and regulations.

        (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"), except for (i) Encumbrances related to Taxes not yet due and payable, (ii) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course, (iii) Encumbrances for Taxes being contested in good faith, (iv) Encumbrances in favor of Amazon.com or Purchaser arising out of, under or in connection with this Agreement, and (v) Encumbrances and imperfections of title that do not secure payment of indebtedness and the existence of which would not materially affect the use of the property subject thereto, consistent with past practice (collectively, "Permitted Encumbrances"). Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the Company and, to the knowledge of the Company and the Shareholder, any other Person with an interest in such Real Property (except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies), the Company has performed in all material respects all material obligations imposed upon it thereunder, and neither the Company nor, to the knowledge of the Company and the Shareholder, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company and the Shareholder, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

        (e) The Personal Property is free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances of the owner thereof, and, other than leased Personal Property which is so noted on the list supplied pursuant to Section 2.9(b) hereof, the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the Company (except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies), the Company has performed in all material respects all material obligations imposed upon it thereunder, and neither the Company nor, to the knowledge of the Company and the Shareholder, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company and the Shareholder, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10    CONTRACTS

        Schedule 2.10 to the Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.14 to the Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which the Company is a party as of the date of this Agreement or by which the Company is currently bound as of the date of this Agreement providing for potential future payments by or to the Company in excess of $20,000 (except for those contracts, agreements and understandings listed on Schedules 2.9(a) and 2.9(b)), including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All contracts set forth on Schedule 2.10 are valid, binding and enforceable in accordance with their terms against the Company and, to the knowledge of the Company and the Shareholder, each other party thereto, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities, and are in full force and effect, the Company has performed in all material respects all material obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company and the Shareholder, any other party thereto is in default thereunder, nor to the knowledge of the Company and the Shareholder is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company and the Shareholder, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to Amazon.com or its counsel by the Company. Except as set forth on
Schedule 2.10, as of the date of this Agreement the Company has no currently binding

        (a) contracts with directors, officers, stockholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

        (b) employment agreement, or any other agreement for services that contains severance or termination pay liabilities or obligations;

        (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

        (d) notice that any party to a contract listed on Schedule 2.10 intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

        (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

        (f) product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Amazon.com or its counsel or standard licenses purchased by the Company for off-the-shelf software);

        (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other Persons;

        (h) instrument evidencing indebtedness of the Company for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; and

        (i) agreements or commitments of the Company to provide indemnification.

2.11    CLAIMS AND LEGAL PROCEEDINGS

        Except as set forth on Schedule 2.11 or 2.14 to the Disclosure Memorandum, as of the date hereof there are no claims, actions, suits, arbitrations, investigations or proceedings pending or, to the Company's and the Shareholder's knowledge, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. Except as set forth on Schedule 2.11 or 2.14, to the knowledge of the Company and the Shareholder, there are no events or circumstances now in existence that could reasonably be expected to give rise to any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Schedule 2.11 sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12    LABOR AND EMPLOYMENT MATTERS

        There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's and the Shareholder's knowledge, threatened against the Company or any of its present or former employees in their capacity as such. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company and the Shareholder, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company and the Shareholder has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement substantially in the form provided to Amazon.com or its counsel. To the knowledge of the Company and the Shareholder, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. Schedule 2.12 to the Disclosure Memorandum sets forth as of the date hereof a true and complete list of (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nondirector and nonofficer salaried employees of the Company by classification, and all labor union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no material obligation or liability for severance or back pay owed through or by virtue of the Merger. Except as disclosed on Schedule 2.12, all employees of the Company are employed on an "at will" basis.

2.13    EMPLOYEE BENEFIT PLANS

        2.13.1  EMPLOYEE BENEFIT PLAN LISTING

        Schedule 2.13.1 to the Disclosure Memorandum sets forth a true, accurate and complete list and description of all retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, group insurance, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, accident, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plans, funds, policies, programs, contracts, arrangements and payroll practices (including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all employment, consulting and personal service contracts and agreements, whether formal or informal, whether written or unwritten, and whether legally binding or not, (a) sponsored, maintained or contributed to by the Company, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual) with respect to, or as a result of, such, individual's relationship with the Company, or (c) with respect to which the Company has (or could have) any obligation or liability (such plans, funds, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan"). The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create (or contribute to) any employee benefit plan, fund, policy, program, contract, arrangement or payroll practice that is not identified in Schedule 2.13.1 as an Employee Benefit Plan or to modify or amend any existing Employee Benefit Plan (except as may be required by applicable law and has been disclosed in Schedule 2.13.1). There has been no amendment, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.

        2.13.2  DOCUMENTS PROVIDED

        The Company has delivered to Amazon.com or its counsel true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (a) copies of the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) copies of the summary plan descriptions, and summaries of material modifications filed or distributed with respect to such Employee Benefit Plan during the last three years; (c) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, administrative service agreements, insurance contracts, annuity contracts, investment management agreements and record-keeping agreements; and
(d) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan.

        2.13.3  COMPLIANCE

        With respect to each Employee Benefit Plan, (a) such Employee Benefit Plan is, and at all times since its inception has been, maintained, administered and operated in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, and all requirements prescribed thereby, including, but not limited to, ERISA and the Code; (b) all amendments and actions required to bring such Employee Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date; (c) all returns, reports and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or furnished to any participant or beneficiary have been properly completed or prepared and timely filed or furnished in accordance with applicable law; (d) neither the Company, nor to the knowledge of the Company or the Shareholder, any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; and (e) none of the Company, any employee of the Company or, to the knowledge of the Company or the Shareholder, any other Person has engaged in or is about to engage in a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code. Each Employee Benefit Plan that constitutes a "group health plan," as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, has been maintained, administered and operated at all times since its inception in compliance in all material respects with (and the Company has never violated any of) the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and any other applicable federal, state, local or foreign law regarding the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS with respect to such qualification; its related trust or annuity contract has been determined to be exempt from taxation under Section 501(a) of the Code; and nothing has occurred since the date of such letter, and no circumstances exist or are reasonably expected by the Company or the Shareholder to occur, that could adversely affect such qualification or exemption. No event or omission has occurred, or is reasonably expected by the Company to occur (including, but not limited to, any of the transactions contemplated in or by this Agreement), with respect to any Employee Benefit Plan that has or could subject, directly or indirectly, the Company or, to the knowledge of the Company or the Shareholder, any other Person to a tax under Chapter 43 of Subtitle D of the Code or a penalty under Part 5 of Subtitle B of Title I of ERISA.

        2.13.4  CONTRIBUTIONS AND PREMIUM PAYMENTS

        All contributions, premiums and other payments due or required to be made to each Employee Benefit Plan under the terms of such Employee Benefit Plan, ERISA, the Code or other applicable law have been timely paid, or, if not yet due, have been properly recorded on the books of the Company.

        2.13.5  RELATED EMPLOYERS

        The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

        2.13.6  MULTIEMPLOYER AND TITLE IV PLANS

        The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section-3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA.

        2.13.7  POST-TERMINATION WELFARE BENEFITS

        Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health, severance or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company or any other entity beyond such individual's retirement or other termination of service, other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code.

        2.13.8  SUITS, CLAIMS AND INVESTIGATIONS

        There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or the Shareholder, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Company or the Shareholder, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the knowledge of the Company and the Shareholder, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

        2.13.9  PAYMENTS RESULTING FROM TRANSACTIONS

        Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the other Operative Documents will (a) entitle any current or former officer, employee, agent, director or independent contractor of the Company to severance pay, unemployment compensation or any other payment from the Company or any other Person, or otherwise increase the amount of compensation due to any such individual, or (b) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in (a) or (b) above.

2.14    INTELLECTUAL PROPERTY

        2.14.1  GENERAL

        The Company owns or is licensed and has all rights in and to the following as required to conduct its business as now conducted and as proposed to be conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, the "look and feel" of any software or web sites, software, software development and other tools, content, data inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now or are currently proposed to be developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all: (i) domain names; (ii) trade names, trademarks, service marks, logos, brand names and other identifiers, with respect only to the goods and services on which they are currently used by the Company; (iii) trade secrets,(iv) copyrights and (v) domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, together with all goodwill associated with the Company Marks (as defined in Section 2.14.4), and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with the Company IP Rights (as defined in Section 2.14.5).

        2.14.2  COMPANY TECHNOLOGY

        Schedule 2.14.2 to the Disclosure Memorandum sets forth a list of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement (collectively, the "Products"). Except for the Third Party Technologies (as defined in Section 2.14.3), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances (except for Permitted Encumbrances and licenses granted by the Company which are disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed): (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content, data and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b) and (c) above. The Technology, excluding the Third Party Technologies, is sometimes referred to herein as the "Company Technology."

        2.14.3  THIRD PARTY TECHNOLOGY

        Schedule 2.14.3 to the Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, and the Third Party License applicable thereto. The Company has the lawful right to use (to the full extent permitted under the terms of the applicable Third Party License) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology as currently being developed, licensed, marketed or used by the Company, and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the knowledge of the Company and the Shareholder, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the knowledge of the Company and the Shareholder, any other party thereto is in default thereunder, nor to the knowledge of the Company and the Shareholder has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company and the Shareholder, any other party thereto or, to the knowledge of the Company and the Shareholder, give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received written notice or, to the best of the knowledge of the Company and the Shareholder, oral or other notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

        2.14.4  TRADEMARKS

        Schedule 2.14.4 to the Disclosure Memorandum sets forth as of the date hereof a list of (a) all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products owned or claimed to be owned by the Company in its business together with a description of the goods and/or services on or with respect to which such identifiers are used (the "Company Marks") and, if applicable, the application or registration numbers for such Company Marks, and (b) all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products which are used but not owned by the Company in its business (the "Licensed Marks"). The Company has full legal and beneficial ownership, free and clear of any

Encumbrances (except for Permitted Encumbrances and licenses granted by the Company which are disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed), of all rights conferred by use of the Company Marks on or with respect to the goods and/or services identified in Schedule 2.14.4 and, as to those Company Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Company Marks on the goods and/or services set forth in such federal registrations. The Company is licensed or otherwise has sufficient rights in and to the Licensed Marks as required to conduct its business as now conducted and as proposed to be conducted.

        2.14.5  INTELLECTUAL PROPERTY RIGHTS

        Schedule 2.14.5 to the Disclosure Memorandum sets forth as of the date hereof all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) filed or obtained by the Company and claiming or covering the Company Technology (or any portion thereof) and the Company Marks (collectively, the "IP Registrations"). The Company owns all right, title and interest, free and clear of any Encumbrances (except for Permitted Encumbrances and licenses granted by the Company which are disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed), in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Company Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Company Marks (collectively, the "Company IP Rights").

        2.14.6  MAINTENANCE OF RIGHTS

        Except as set forth on Schedule 2.14.6 to the Disclosure Memorandum, the Company has not conducted its business, and has not used or enforced (or, to the knowledge of the Company or the Shareholder, failed to use or enforce) the Company IP Rights as currently being used by the Company, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company IP Rights, and the Company has not taken (or, to the knowledge of the Company or the Shareholder, failed to take) any action that would result in the forfeiture or relinquishment of any Company IP Rights, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. Except as set forth in Schedule 2.14.6, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the best of the Company's and the Shareholder's knowledge, except pursuant to reasonably prudent safeguards,
(a) no third party has been given by the

Company any confidential information relating to the Technology or the Company IP Rights, and (b) the Company is not under any contractual or other obligation to disclose to any third party any confidential information relating to the Company Technology.

        2.14.7  THIRD PARTY CLAIMS

        Except as set forth on Schedule 2.14.7 to the Disclosure Memorandum, (a) the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the Company IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the Company IP Rights; and
(c) to the knowledge of the Company and the Shareholder, no other person or entity is infringing or misappropriating any part of the Company IP Rights or otherwise making any unauthorized use of the Company Technology.

        2.14.8  INFRINGEMENT BY THE COMPANY

        Except as set forth on Schedule 2.14.8 to the Disclosure Memorandum, the use of any of the Company Technology, Company Marks or Company IP Rights in the Company's business as currently used or proposed to be used does not infringe, violate or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto.

        2.14.9  CONFIDENTIALITY

        Except as set forth on Schedule 2.14.9 to the Disclosure Memorandum, (a) the Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company and under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (c) neither the Company nor, to the knowledge of the Company and the Shareholder, any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.14.9, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, the Company has not taken any action and has not failed to take any action which action or omission has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

        2.14.10 WARRANTY AGAINST DEFECTS

        Except as set forth in Schedule 2.14.10 to the Disclosure Memorandum, the Technology is free from known material defects and substantially conforms to the applicable specifications and documentation of such Technology.

        2.14.11 DOMAIN NAMES

        Schedule 2.14.11 sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and after the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted, subject only to a successful challenge to the Company's registration of a Domain Name by the third party owner of the registered United States trademark that corresponds to the Domain Name.

        2.14.12 YEAR 2000

        Each hardware, software and firmware product developed by or for the Company in its business (collectively, the "Software") will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Software. The Software is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without breach of this Section 2.14.12. Without limiting the generality of the foregoing, the Software (a) will not abnormally end or provide invalid or incorrect results as a result of correctly entered date data, specifically including date data which represents or references different centuries or more than one century; (b) has been designed to ensure date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (c) provides that all date-related user interface functionalities and data fields include the indication of century.

        2.14.13 INDEMNIFICATION

        Except as set forth in Schedule 2.14.13, the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or Company IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or Company IP Rights.

        2.14.14 RESTRICTIONS ON INTELLECTUAL PROPERTY

        To the knowledge of the Company and the Shareholder, none of the Company's officers, employees, consultants, distributors, agents or representatives have on their own behalf entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company during the period in which such officer, employee, consultant, agent or representative was employed with or engaged by the Company.

2.15    CORPORATE BOOKS AND RECORDS

        The Company has furnished to Amazon.com or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company through the date hereof, and (c) the stock transfer books of the Company through the date hereof. Such minutes reflect all meetings of the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.16    LICENSES, PERMITS, AUTHORIZATIONS, ETC.

        Except as identified on Schedule 2.1 or 2.5 to the Disclosure Memorandum, the Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies relating to the operation of its business, whether federal, state, local or foreign, the failure to obtain of which would have a Company Material Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

2.17    COMPLIANCE WITH LAWS

        Except as described on Schedule 2.17 to the Disclosure Memorandum, the Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and practices, except where the failure of the Company to so comply would not have a Company Material Adverse Effect. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

2.18    INSURANCE

        The Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. As of the date hereof, all insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19    BROKERS OR FINDERS

        The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20    ABSENCE OF QUESTIONABLE PAYMENTS

        Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company, in their capacity as such, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

2.21    BANK ACCOUNTS

        Schedule 2.21 to the Disclosure Memorandum sets forth as of the date hereof the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.22    INSIDER INTERESTS

        Except as set forth on Schedule 2.22 to the Disclosure Memorandum, no shareholder or officer or director of the Company has any interest (other than as a shareholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth on Schedule 2.22, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, shareholders, affiliates or any affiliate thereof. As of the date hereof, the Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.23    COMPLIANCE WITH ENVIRONMENTAL LAWS

        Neither the Company nor, to the knowledge of the Company and the Shareholder, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable material, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the knowledge of the Company and the Shareholder, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the knowledge of the Company and the Shareholder, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

2.24    INFORMATION SUPPLIED BY THE COMPANY

        None of the information supplied or to be supplied by the Company for inclusion in the proxy statement to be delivered to its shareholders in connection with any written consent by or meeting of such shareholders (collectively, "Shareholder Materials"), at the date on which such information was supplied prior to the time the Company's shareholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to Amazon.com or the Purchaser.

2.25    FULL DISCLOSURE

        No information furnished by the Company to Amazon.com or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure Memorandum and the other Exhibits hereto) or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading in light of all the circumstances in which they were made or delivered.

2.26    HART-SCOTT-RODINO

        The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Act. The Company is not a $10 million person as defined thereunder.

2.27    OPERATING DATA

        On or prior to the date hereof, the Company has delivered to Amazon.com certain of its operating data and certain performance data for its Web Site including, without limitation, information with respect to downloads, users, page views and click-through rates, all as set forth in Schedule 2.27 of the Disclosure Memorandum (the "Operations and Web Site Data"). The Operations and Web Site Data accurately and fairly present the operations of and other data related to the Company and the performance of its Web Site, for the period therein indicated.

                ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF
                          AMAZON.COM AND THE PURCHASER

        In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, Amazon.com and the Purchaser jointly and severally represent and warrant to the Company as follows in this Article III:

3.1     ORGANIZATION

        Amazon.com is a corporation duly organized validity existing and in good standing under the laws of the state of Delaware. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Washington. Each of Amazon.com and the Purchaser has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted, and as proposed to be conducted and to enter into and perform its respective obligations under this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party, and to consummate the transactions contemplated hereby and thereby. Each of Amazon.com and the Purchaser is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Amazon.com or the Purchaser, as applicable, or the nature of the business conducted by Amazon.com or the Purchaser, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, properties, or prospects of Amazon.com taken as a whole (an "Amazon.com Material Adverse Effect"); provided, however, that Amazon.com Material Adverse Effect shall not include any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or general economic conditions. Each of Amazon.com and the Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of the Purchaser are held of record and beneficially by Amazon.com. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement or the Operative Documents or the transactions contemplated hereby or thereby.

3.2     ENFORCEABILITY

        Amazon.com and the Purchaser each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of Amazon.com and the Purchaser and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party, the consummation of the Merger and the performance of all of their respective obligations under this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party has been taken or will be taken prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which Amazon.com is a party will have been at the Closing, duly executed and delivered by Amazon.com, and this Agreement is, and each of the other Operative Documents to which Amazon.com is a party will be at the Closing, a legal, valid and binding obligation of Amazon.com, enforceable against Amazon.com in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities. This Agreement has been, and each of the other Operative Documents to which the Purchaser is a party will have been at the Closing, duly executed and delivered by the Purchaser, and this Agreement is, and each of the other Operative Documents to which the Purchaser is a party will be at the Closing, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

3.3     SECURITIES

        The Amazon.com Common Stock to be issued pursuant to this Agreement has been, or will be prior to the Effective Time, duly authorized for issuance, and such Amazon.com Common Stock, when issued and delivered to the Company's shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4     NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

        The execution, delivery and performance of this Agreement and the other Operative Documents by the Purchaser and Amazon.com, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to Amazon.com or the Purchaser; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and California Secretary of State and (iii) the notification requirements of the Hart-Scott-Rodino Act; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Amazon.com or the Purchaser is a party or by which it is bound or to which any assets of Amazon.com or the Purchaser are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Amazon.com or the Articles of Incorporation or Bylaws of Purchaser.

3.5     CAPITALIZATION

        The authorized capital stock of Amazon.com consists of 300,000,000 shares of Amazon.com Common Stock of which 161,371,398 shares were issued and outstanding as of March 31, 1999 and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Amazon.com Common Stock are validly issued, fully paid and nonassessable.

3.6     SEC DOCUMENTS

        Amazon.com has furnished the shareholders with true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, all Forms 8-K and 10-Q's filed after the date of the last Form 10-K, and its Proxy Statement relating to its 1999 Annual Meeting of Stockholders (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

3.7     ABSENCE OF CERTAIN CHANGES

        Since the December 31, 1998 financial statements included in the SEC Documents, there has not been any change which by itself or in conjunction with all other such changes, has had or could reasonably be expected to have an Amazon.com Material Adverse Effect, except as disclosed in the SEC Documents to the date of this Agreement.

3.8     INFORMATION SUPPLIED BY AMAZON.COM

        None of the information supplied or to be supplied by Amazon.com for inclusion in the Shareholder Materials, including the SEC Documents, at the date such information was supplied prior to the time the shareholders of the Company were requested to approve the Merger at either a special meeting of shareholders or by executing a written consent, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Amazon.com makes no representations or warranties regarding information furnished by or related to the Company.

3.9     FULL DISCLOSURE

        No information furnished by Amazon.com or the Purchaser to the Company or its representatives in connection with this Agreement or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading in light of all the circumstances in which they were made or delivered.

3.10    BROKERS OR FINDERS

        Amazon.com has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Amazon.com, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or the Shareholders.

                ARTICLE IV -- CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF AMAZON.COM AND THE PURCHASER

        The obligations of Amazon.com and the Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by
Amazon.com:

4.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of the Company and the Shareholder contained herein (including applicable Exhibits or Schedules to the Disclosure Memorandum) and in the other Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date as though made on that date.

4.2     PERFORMANCE OF AGREEMENTS

        The Company shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other

Operative Document to be performed and complied with by them at or prior to the Closing.

4.3     OPINION OF COUNSEL FOR THE COMPANY

        Amazon.com shall have received the opinion letter of Latham & Watkins, counsel for the Company, dated the Closing Date, substantially in the form of
Exhibit 4.3.

4.4     COMPLIANCE CERTIFICATE

        Amazon.com shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance satisfactory to Amazon.com, certifying that the conditions to the obligations of Amazon.com and the Purchaser in Sections 4.1, 4.2, 4.5 and 4.6 have been fulfilled.

4.5     MATERIAL ADVERSE CHANGE

        Since the date of this Agreement and through the Closing, there shall not have occurred any Company Material Adverse Effect.

4.6     APPROVALS AND CONSENTS

        All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

4.7     PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

        All corporate and other proceedings in connection with the transactions contemplated hereby and by the other Operative Documents, and all documents and instruments incident to such transactions, shall have been approved by Amazon.com's counsel. Amazon.com shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to Amazon.com, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger, the transactions contemplated by this Agreement and the other Operative Documents, copies of the Company's Articles of Incorporation, certified by the California Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

4.8     NONFOREIGN AFFIDAVIT

        Amazon.com shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit substantially in the form of Exhibit 4.8.

4.9     COMPLIANCE WITH LAWS

        The consummation of other transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Amazon.com or the Company is subject. The waiting period specified in the Hart-Scott-Rodino Act, including any extensions thereof, shall have expired or been terminated, if applicable.

4.10    SHAREHOLDER APPROVAL

        The principal terms of this Agreement shall have been approved by the holders of not less than a majority (or such higher percentage as required by the Company's Articles of Incorporation) of each class of Company Capital Stock.

4.11    LEGAL PROCEEDINGS

        No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

4.12    EMPLOYMENT AND NONCOMPETITION ARRANGEMENTS

        Bruce Gilliat, Brewster Kahle, Mark Dirsa, Niall O'Driscoll, and Kelly Ransom shall have accepted an oral offer of employment with Amazon.com and shall have executed the Amazon.com standard form of Confidentiality, Noncompetition and Invention Assignment Agreement substantially in the form attached hereto as
Exhibit 4.12.

4.13    AFFILIATE LETTERS

        The Company shall have delivered or caused to be delivered to Amazon.com an Affiliate Letter substantially in the form of Exhibit 4.13 from each of those Persons who were, on the date on which the requisite number of consents has been obtained to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

4.14    TERMINATION OF CERTAIN AGREEMENTS

        Any and all rights of refusal, co-sale rights and registration rights for the benefit of the holders of Company Capital Stock, if any, set forth in the Disclosure Memorandum shall have been terminated. All amounts due and payable to Imperial Bank under the Equipment Loan Facilities dated June 19, 1997 and March 25, 1998, shall have been paid in full and any security interest in the assets and Personal Property of the Company (including, without limitation, Technology-Related Assets, Company Technology and IP Rights) shall have been released. The Promotion and Licensing Agreement, dated March 1999, by and between the Company and Wired Digital Inc., shall have been terminated or amended in form and substance reasonably acceptable to Amazon.com.

4.15    EXERCISE OF STOCK PURCHASE RIGHTS

        Any and all Stock Purchase Rights shall have been exercised or converted, as the case may be (including the conversion of the Company Preferred Stock), for shares of Company Common Stock immediately prior to the Effective Time, except for Options assumed by Amazon.com pursuant to Section 1.7.1(d).

4.16    NO DISSENTER RIGHTS EXERCISED GREATER THAN 5% OF STOCK

        No holders of the Preferred Stock shall have delivered to the Company before the Effective Time timely written notice of such holder's intent to demand payment for such shares in accordance with California Law, unless such holder shall have withdrawn or otherwise lost his or her right to such payment as an assenting shareholder. Holders of not more than 5% of the shares of Company Common Stock shall have not voted in favor of the Merger or not consented thereto in writing and shall have delivered before the Effective Time timely written notice of such holder's intent to demand payment as a dissenting shareholder for such shares in accordance with California Law.

4.17    TRANSMITTAL LETTERS

        All holders of the Company Series A Stock and holders of at least 95% of the Company Common Stock shall have executed Letters of Transmittal in the form attached hereto as Exhibit 1.7.2, addressing, among other issues, (i) the mechanics of share exchange, (ii) representations and share ownership, and (iii) agreement to be bound to indemnification obligations hereunder.

4.18    CONSENTS TO MERGER

        Schedule 4.18 lists certain agreements, leases, notes or other documents identified on Schedules 2.5, 2.9, 2.10 and 2.14 to the Disclosure Memorandum that treat the Merger as an assignment or otherwise by their terms require consent. Unless otherwise set forth in Schedule 4.18, the Company shall have received and shall have delivered to Amazon.com or its counsel written consents to the Merger from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents shall be reasonably satisfactory in all respects to Amazon.com.

        4.19      DELIVERY OF AUDITED FINANCIAL STATEMENTS

        The Company shall deliver to Amazon.com an audited balance sheet, statement of income and expense, statements of cash and statement of shareholder's equity of the Company as of and for the fiscal year ended 1998. Except as set forth on Schedule 4.19, the audited balance sheet, statement of income and expense, statement of cash and statement of shareholder's equity of the Company as of December 31, 1998 shall conform in all material respects with the unaudited balance sheet, statement of income and expense, statement of cash and statement of shareholder's equity of the Company as of December 31, 1998.

         ARTICLE V -- CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

        The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of Amazon.com and the Purchaser contained herein and in the other Operative Documents shall have been true and correct in all material respects when made and, except for (a) changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

5.2     PERFORMANCE OF AGREEMENTS

        Amazon.com and the Purchaser shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3     OPINION OF COUNSEL

        The Company shall have received the opinion letter of Perkins Coie LLP, counsel for Amazon.com and the Purchaser, dated the Closing Date, substantially in the form of Exhibit 5.3.

5.4     COMPLIANCE CERTIFICATE

        The Company shall have received a certificate of an officer of Amazon.com, dated the Closing Date, substantially in form and substance satisfactory to the Company, certifying that the conditions to the obligations of the Company have been fulfilled.

5.5     LEGAL PROCEEDINGS

        No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

5.6     MATERIAL ADVERSE CHANGE

        Since the date of this Agreement and through the Closing, there shall not have occurred any Amazon.com Material Adverse Effect. Changes in the trading prices of Amazon.com Common Stock shall not be deemed to have an Amazon.com Material Adverse Effect under this Agreement.

5.7     APPROVALS AND CONSENTS

        All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

5.8     COMPLIANCE WITH LAWS

        The consummation of other transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Amazon.com or the Company is subject. The waiting period specified in the Hart-Scott-Rodino Act, including any extensions thereof, shall have expired or been terminated, if applicable.

5.9     TAX OPINION

        The Company shall have received an opinion of Latham & Watkins, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the parties or others.

                             ARTICLE VI -- COVENANTS

        Between the date of this Agreement and the Effective Time (or such later period as set forth in Sections 6.5, 6.8, 6.9, 6.13 and 6.14), the parties covenant and agree as set forth in this Article VI.

6.1     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

        Unless Amazon.com shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in accordance with applicable law; and the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement or in the corresponding portion of Section 6.1 to the Company Disclosure Schedules, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Amazon.com, which will not be unreasonably withheld:

        (a) amend or otherwise change its Articles of Incorporation or Bylaws;

        (b) except for the issuance of shares of Company Capital Stock upon the exercise or conversion of currently outstanding Stock Purchase Rights or Options, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any assets of the Company, except in the ordinary course of business and in a manner consistent with past practice, or (ii) any shares of capital stock of any class of the Company or (iii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock other than repurchases of employee shares at cost pursuant to contractual arrangements;

        (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $30,000 or capital expenditures which are, in the aggregate, in excess of $40,000 for the Company taken as a whole;
(v) enter into any agreement in which the obligation of the Company exceeds $40,000 or which shall not terminate or be subject to termination for convenience within 180 days following execution; (vi) license any Technology or IP Rights other than customer downloading of software from the Internet in the ordinary course of business; or (vii) amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

        (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit, Employee Benefit Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or as required as a result in a change in law or GAAP;

        (h)     make any Tax election or settle or compromise any Tax liability;

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or as reserved on the books of the Company;

        (j) take any action that would or is reasonably likely to result in any of the representations and warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV hereof not being satisfied; or

        (k)     agree to do any of the foregoing.

6.2     ACCESS TO INFORMATION; CONFIDENTIALITY

        From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Amazon.com access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Amazon.com with all financial, operating and other data and information as Amazon.com, through its officers, employees or agents, may reasonably request for continuation of the transactions contemplated hereby. From the date hereof until the Effective Time, the Company shall provide Amazon.com with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between Amazon.com and the Company entered into as of April 22, 1999.

6.3     NO ALTERNATIVE TRANSACTIONS

        Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in (other than pursuant to the exercise of Options), the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall notify Amazon.com promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Amazon.com, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g. agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party.

6.4     NOTIFICATION OF CERTAIN MATTERS

        Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to the parties hereunder.

6.5     FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

        Upon the terms and subject to the conditions hereof, each of Amazon.com, Purchaser and the Company shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on their part under the Agreement or under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such action. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Amazon.com Common Stock to the shareholders of the Company pursuant to the terms and conditions hereof.

6.6     SHAREHOLDER APPROVAL

        The Company will seek the approval at a special meeting of shareholders or the written consent of the shareholders at the earliest practicable date approving this Agreement, the other Operative Documents, the Merger and related matters, which approval will be recommended by the Board of Directors of the Company.

6.7     PROXY STATEMENT

        The Company will send the Shareholder Materials to the shareholders of the Company, in a timely manner, for the purposes of considering approval of the Merger, either at a special meeting of shareholders or by their execution of a written consent. The Company and Amazon.com each will promptly provide all information relating to its respective business or operations necessary for inclusion in the Shareholder Materials to satisfy all requirements of applicable state and federal securities laws. The Company and Amazon.com each shall be solely responsible for any statement, information or omission in the Shareholder Materials relating to it or its affiliates based on written information furnished by it. The Company and Amazon.com will not provide or publish to the shareholders of the Company any material concerning them or their affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

6.8     AMAZON.COM COMMON STOCK

        Amazon.com agrees to authorize for listing on the NASDAQ National Market the shares of Amazon.com Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger by filing with the NASDAQ National Market a Notification of Listing of Additional Shares (or such other form as may be required by the NASDAQ National Market) in a timely manner prior to the Closing or otherwise in accordance with the rules and regulations of the NASDAQ National Market.

6.9     SECURITIES ACT COMPLIANCE

        Amazon.com represents and warrants that the issuance of the Amazon.com Common Stock in connection with the Merger will have been registered on or prior to the Closing under the Securities Act, pursuant to a registration statement on Form S-4, which shall be effective as of the Closing. As a result, the shares of Amazon.com Common Stock issuable in the Merger will be freely tradable, without restriction under the Securities Act, other than those restrictions imposed on affiliates of the Company pursuant to Rule 145 under the Securities Act and those restrictions imposed on affiliates of Amazon.com pursuant to Rule 144 under the Securities Act. Amazon.com agrees to use commercially reasonable efforts to cause such registration statement to remain effective as of the Effective Date and to prepare and file with the Securities and Exchange Commission such amendments to such registration statement and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale of Amazon.com Common Stock at the Closing. For so long as any shares of Amazon.com Common Stock issued in connection with the Merger remain subject to Rule 145 of the Securities Act, Amazon.com agrees to use commercially reasonable efforts to timely file all required reports under the Exchange Act, and otherwise satisfy the requirements of Rule 144(c) under the Securities Act.

6.10    DISSENTING SHARES

        Prior to the Closing Date, the Company shall furnish Amazon.com with the name and address of each shareholder of the Company who, prior to the Closing, has requested appraisal rights pursuant to California law and the number of Dissenting Shares owned by such shareholder.

6.11    PUBLICITY

        No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby until the issuance by Amazon.com and the Company of a joint press release announcing this Agreement and the transactions contemplated hereby.

6.12    OPTION GRANTS

        Promptly following the Effective Date, Amazon.com will act to grant stock options in the numbers specified and to the employees of the Company set forth in Schedule 6.12 at an exercise price per share equal to Amazon.com Common Stock fair market value as determined under the Amazon.com 1999 Stock Option Plan (the "Amazon.com 1999 Plan") at the first date the plan administrator of the Amazon.com 1999 Plan acts following the Closing Date, with vesting in accordance with the standard five-year vesting schedule under the Amazon.com 1999 Plan. Amazon.com shall offer employment, effective immediately following the Effective Time, to those employees of the Company set forth at Exhibit 6.12 who immediately prior to the Effective Time continue to be employees of the Company.

6.13    OPTION SHARES; REGISTRATION

        Amazon.com shall take all corporate action necessary to reserve for issuance a sufficient number of Amazon.com Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.7.1(d). Amazon.com shall use best efforts to cause to be filed with respect to Amazon.com Common Stock subject to such Options a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form to be effective within 10 business days of the date on which the requirements of Items 2, 5 and 7 of Form 8-K have been satisfied and the responsive Report on Form 8-K, as it may be amended, with respect to the Merger has been filed with the SEC. Amazon.com shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

        Amazon.com shall pay all expenses incident to the registration of shares under this Section 6.13.

6.14    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        From the Effective Time through the date that is six years after the Effective Time, Amazon.com agrees that it will, and will cause the Company to, indemnify and hold harmless each present and former director and officer (the "Indemnified Persons"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under California law and its Articles of Incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Person (and Amazon.com and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification). The provisions of this Section 6.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives.

6.15    BENEFITS ROLLOVER

        After Closing and until December 31, 1999, Amazon.com, the Surviving Corporation and their affiliates shall provide employees of the Company who become employed by Amazon.com or the Surviving Corporation or any of their affiliates on the Closing Date or as a result of the transactions contemplated herein (the "Retained Employees") with employee benefit plans, policies, programs and arrangements that in the aggregate are not materially less favorable than those currently provided to such employees by the Company. For purposes of determining the amount of vacation and sick leave to which Retained Employees shall be entitled upon becoming employees of Amazon.com, the Surviving Corporation or any of their affiliates, Amazon.com, the Surviving Corporation and each of their affiliates shall treat each Retained Employee's entire period of employment with the Company as if it had been employment with Amazon.com, the Surviving Corporation and their affiliates, even though the Retained Employees were not actually employed by Amazon.com or any of its affiliates prior to Closing.

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

                ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER

7.1     TERMINATION

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

        (a)     by mutual written consent;

        (b) by either the Company or Amazon.com, if the Merger has not been consummated by June 30, 1999; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either the Company or Amazon.com, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Amazon.com, the Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

        (d) by the Company, in the event of a material breach by Amazon.com of any representation, warranty or agreement contained herein which has not been cured or is not curable by June 30, 1999; or

        (e) by Amazon.com, in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured or is not curable by June 30, 1999.

7.2     EFFECT OF TERMINATION

        In the event of the termination of this Agreement pursuant to Section
7.1 hereof, there shall be no further obligation on the part of any party hereto, other than the provisions of this Section 7.2 and Section 6.2. Nothing herein shall relieve any party from liability for any willful breach hereof.

7.3     AMENDMENT

        This Agreement may be amended by the parties hereto at any time before or after approval of the Company's shareholders; but after such approval, however, no amendment will be made which by applicable law requires the further approval of the Company's shareholders without obtaining such further approval.

7.4     WAIVER

        At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  ARTICLE VIII -- SURVIVAL AND INDEMNIFICATION

8.1     SURVIVAL

        All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of one year after the Effective Time (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.4 hereof; provided, however, that any claim based on Section 2.8 (Taxes) shall survive until the end of the applicable statute of limitations. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2     INDEMNIFICATION BY THE HOLDERS OF COMPANY CAPITAL STOCK

        Subject to the limitations set forth in this Article VIII, from and after the Closing, each holder of Company Capital Stock severally and not jointly shall indemnify and hold Amazon.com, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all actual out-of-pocket losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses and any Taxes or other costs or damages arising under, caused by or related to Section 280G of the Code or any comparable provision of state, local or foreign law) net of insurance proceeds and any tax benefits attributable to such Losses which reduces the Taxes of Amazon.com or its subsidiaries ("Losses") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company in this Agreement or in any other Operative Document or in the certificates delivered hereto or thereto; (ii) any failure by the Company to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document; (iii) all liability for Taxes of the Company assessed during or attributable to any taxable period ending on or prior to the Effective Date, and the portion of any taxable period that includes, but does not end on, the Effective Date to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto);
(iv) any liability for Taxes resulting from the transactions contemplated by this Agreement, excluding any Taxes resulting from a reassessment of Real Property or Personal Property occurring as a result of the Merger or (v) those expenses of the Company incurred in connection with the transactions contemplated hereby in excess of $200,000 (as such amount is described and limited in Section 9.2 hereof) that are not deducted from the Merger Consideration as set forth in Sections 1.7.1(b)(i) and 9.2 hereof.

8.3     THRESHOLD AND LIMITATIONS

        (a) No Indemnified Party shall be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("Claims") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $100,000 (the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold; and provided further, that the Indemnified Parties shall be entitled to indemnification for all Losses based on fraud or arising in connection with
Section 9.2 (Expenses).

        (b) (i) The obligation of the shareholders to indemnify Amazon.com and the other Indemnified Parties under Section 8.2 shall be Amazon.com's sole and exclusive remedy under this Agreement against the shareholders.

                (ii) The indemnity obligations of the shareholders with respect to Losses (other than Losses based upon a claim of fraud or arising in connection with Section 2.14 (Intellectual Property) or Section 9.2) ("Section 8.3(b)(ii) Losses")shall be limited to $25,000,000 in the aggregate (as determined in accordance with Section

8.3(d)) (the "Initial Loss Limit") and at no time shall any shareholder's indemnity obligations with respect to Section 8.3(b)(ii) Losses exceed such shareholder's pro rata portion of the Initial Loss Limit.

                (iii) Notwithstanding any other provision of this Agreement to the contrary, the indemnity obligations of the shareholders under Section 8.2 for Losses based upon claims arising in connection with Section 2.14 ("Section 8.3(b)(iii) Losses") shall be limited to the Pledged Shares, and at no time shall such indemnity obligation of a shareholder exceed such shareholder's pro rata portion of the Pledged Shares (as determined in accordance with Section 8.3(d) below).

                (iv) Each Section 8.3(b)(ii) Loss and Section 8.3(b)(iii) Loss paid shall reduce dollar for dollar the amount available for the satisfaction of any subsequent claim for Section 8.3(b)(ii) and Section 8.3(b)(iii) Losses.

                (v) Notwithstanding any other provision of this Agreement to the contrary, the indemnity obligations of the shareholders under Section 8.2 for Losses based upon claims of fraud or for Losses arising in connection with
Section 9.2 shall be limited to the Merger Consideration, and at no time shall such indemnity obligations of a shareholder exceed such shareholder's pro rata portion of the Merger Consideration.

        (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the applicable time period as set forth in Section 8.1 hereof. Notwithstanding the foregoing, indemnity may be sought after the expiration of the Survival Period pursuant to this Article VIII if a Claim Notice (as defined in Section 8.4(a) hereof) shall have been delivered to the Shareholder Representative prior to the expiration of the Survival Period.

        (d) The indemnification obligations of the shareholders of the Company under this Article VIII shall be satisfied, first, by means of the forfeiture to Amazon.com of Pledged Shares in accordance with the provisions of this Article VIII. The number of Pledged Shares to be forfeited to Amazon.com in payment of any claims for indemnification under this Article VIII ("Claims") shall be determined by dividing (x) the aggregate dollar amount of such Claims by (y) the Base Price. The aggregate value of Claims paid by means of the forfeiture to Amazon.com of Pledged Shares shall be deemed to reduce the total Merger Consideration otherwise payable to the shareholders of the Company pursuant to Section 1.7 of this Agreement. Any such Claims shall be deemed to reduce the Pledged Shares, pro rata with respect to each shareholder of the Company, as determined by reference to the number of shares of

Amazon.com Common Stock such shareholder is entitled to receive in the Merger as compared to all other shareholders of the Company; provided, however, that any Claims paid with respect to any representation, warranty covenant or agreement of the Shareholder shall not result in a pro rata reduction of the Pledged Shares but shall reduce only the Pledged Shares of such Shareholder.

8.4     PROCEDURE FOR INDEMNIFICATION

        (a) An Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Article VIII to the Shareholder Representative reasonably promptly after the assertion against an Indemnified Party of any claim by a third party (a "Third Party Claim"), or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to Article VIII hereof; provided, however, that the failure or delay to so notify the Shareholder Representative shall not relieve the Shareholder Representative of any obligation or liability that the Shareholder Representative may have to the Indemnified Party except to the extent that the Shareholder Representative demonstrates that the indemnifying parties' ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and shall specify how such Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Indemnified Party intend to recover.

        (b) If, within 30 days of the receipt by the Shareholder Representative of a Claim Notice, the Shareholder Representative contests in writing to the Indemnified Party that Losses identified in such Claim Notice constitute indemnifiable Claims (the "Representative Notice"), then the Indemnified Party and the Shareholder Representative, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period, the Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of the Losses related to such Claim or the uncontested portion thereof. The Shareholder Representative shall not object to any Claim unless (i) it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein, or (ii) it lacks sufficient information to assess the validity or amount of the Claim. If the Shareholder Representative objects to a Claim on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any additional information reasonably necessary in order for it to assess such Claim and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the Shareholder Representative shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. If the Indemnified Party and the Shareholder Representative are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Representative Notice, the matter shall be settled by binding arbitration in Portland, Oregon as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Shareholder Representative and the Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Shareholder Representative and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Representative Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Shareholder Representative or the Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid from proceeds of the Pledged Shares in the event that Amazon.com or the Purchaser is the prevailing party in a dispute, and all such fees and expenses shall be paid by Amazon.com in the event that the shareholders or the Shareholder is the prevailing party in a dispute. The Shareholder Representative and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Shareholder Representative and the Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Shareholder Representative, the Shareholders, and the Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

        (c)     (i)     Subject to the rights of or duties to any insurer or
other third party having potential liability therefor, the Shareholder Representative shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.4(b)(ii) hereof shall govern; provided, however, that, notwithstanding the foregoing, Amazon.com may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Amazon.com, in which case the provisions of Section 8.4(d)(ii) hereof shall govern.

                (ii) The Shareholder Representative shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Shareholder Representative shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the Shareholder Representative and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

        (d)     (i)     If (A) the Shareholder Representative does not give
written notice to the Indemnified Party pursuant to Section 8.4(c)(i) within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim or (B) Amazon.com elects to assume the defense and the handling of such Third Party Claim pursuant to Section 8.4(c)(ii), the provisions of Section 8.4(d)(ii) hereof shall govern.

                (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the Shareholder Representative as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

        (e) Notwithstanding anything to the contrary herein, with respect to any claim that is made by any taxing authority which, if successful, might result in an indemnity payment to any Indemnified Party hereunder (a "Tax Claim") (other than a Tax Claim relating solely to Taxes of the Company for any Tax period of the Company that begins before the Closing Date and ends after the Closing Date (a "Straddle Period")), the Shareholder Representative, after consulting in good faith with such Indemnified Party and subject to the requirement that the Shareholder Representative keep such Indemnified Party fully informed and allow such Indemnified Party to participate in any proceeding involved, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole good faith discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. The Shareholder Representative and Amazon.com shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period. In no case shall Amazon.com, the Company, any of their Subsidiaries or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Shareholder Representative's written consent, which shall not be unreasonably withheld, unless and to the extent such Indemnified Party waives the relevant indemnity payment and releases the shareholders from the relevant indemnity obligation. Neither party shall settle a Tax Claim relating solely to Taxes of the Company for any Straddle Period without the other party's prior written consent, which shall not be unreasonably withheld, unless and to the extent such Indemnified Party waives the relevant indemnity payment and releases the shareholders from the relevant indemnity obligation. Amazon.com, the Company, the Shareholder Representative and each of their respective Affiliates shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon request) the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation or any material provided hereunder or to testify at proceedings relating to such Tax Claim.

8.5     REMEDIES; SPECIFIC PERFORMANCE

        Except as otherwise provided, the indemnification provisions of this
Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                              ARTICLE IX -- GENERAL

9.1     TAX MATTERS

        (a) The parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a) of the Code unless, subject to the provisions of Section 8.4, compelled by any taxing authority.

        (b) Amazon.com shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Amazon.com shall permit the Shareholder Representative to review and approve promptly upon receipt each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative. In no event shall such Tax Returns be filed by Amazon.com without the prior approval of the Shareholder Representative, which approval shall be given or withheld promptly upon receipt and which shall not be unreasonably withheld.

        (c) Amazon.com shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Straddle Period. Amazon.com shall permit the Shareholder Representative to review and approve promptly upon receipt each such Tax Return described in the preceding sentence to the extent such Tax Return relates to the portion of a Straddle Period ending on the Closing Date (the "Pre-Closing Partial Period") and shall make such revisions to such Tax Returns (to the extent such revisions relate to the Pre-Closing Partial Period) as are reasonably requested by the Shareholder Representative. In no event shall such Tax Returns relating to the Pre-Closing Partial Period be filed by Amazon.com without the prior approval of the Shareholder Representative, which approval shall be given or withheld promptly upon request and which shall not be unreasonably withheld. For purposes of allocating Taxes to the Pre-Closing Partial Period, to the extent permitted by law and administrative practice, the Straddle Period shall be treated as closing on (and including) the Closing Date. In the case of any Taxes that are payable for a Straddle Period that is not treated under the preceding sentence as closing on the Closing Date, the portion of such Tax related to the Pre-Closing Partial Period shall be deemed to be: (i) in the case of real, personal and intangible Property Taxes ("Property Taxes") of the Company for the Pre-Closing Partial Period, the amount of such Tax for the Straddle Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Partial Period and the denominator of which is the number of days in the Straddle Period, and (ii) the Taxes of the Company other than property Taxes for the Pre-Closing Partial Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

        (d) Any refunds of Taxes of the Company that are received by Amazon.com or the Company, and any amounts credited against Tax of the Company which Amazon.com or the Company actually utilizes in reducing its taxes that relate to Tax periods or portions thereof of the Company ending on or before the Closing Date shall be for the account of the Shareholders, and Amazon.com shall, if the net refund in the aggregate for all Tax Returns for the periods ending on or before the Closing Date exceeds $100,000, pay over to the Shareholder Representative any such refund or the amount of any such credit within fifteen
(15) days after receipt or utilization of the refund or credit.

        (e)     (i)     Amazon.com, the Company and the Shareholders shall
cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Amazon.com or the Shareholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholder Representative, as the case may be, shall allow the other party to take possession of such books and records.

                (ii) Amazon.com and the Shareholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                (iii) Amazon.com and the Shareholder Representative further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

9.2     EXPENSES

        Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own respective fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, however that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action; and provided further, that the fees and expenses (including, without limitation, any success fee payable to PricewaterhouseCoopers, LLC) incurred by the Company in connection with this Agreement (which shall not include filing fees related to compliance with the requirements of the Hart-Scott-Rodino Act, fees incurred in connection with the Company's December 31, 1998 audit and legal fees incurred with respect to matters unrelated to the Merger) in excess of $200,000 shall reduce the Merger Consideration by the amount in excess of $200,000.

9.3     NOTICES

        Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

        TO AMAZON.COM OR THE PURCHASER:

                Amazon.com, Inc.
                P.O. Box 81226
                Seattle, Washington 98108-1226
                Fax: (206) 834-7010
                Attention:  Legal

        with a copy to:

                Perkins Coie LLP
                1201 Third Avenue, 40th Floor
                Seattle, Washington 98101-3099
                Fax: (206) 583-8500
                Attention:  Scott L. Gelband

        TO THE COMPANY:

                Alexa Internet
                Presidio Building 37
                P.O. Box 29141
                San Francisco, CA  94129
                Fax: (415) 561-6795
                Attention:  Brewster Kahle

        with a copy to:

                Latham & Watkins
                135 Commonwealth Drive
                Menlo Park, CA  94028
                Fax:  (650) 463-2600
                Attention:  Ora T. Fisher

9.4     SEVERABILITY

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5     ENTIRE AGREEMENT

        This Agreement, the Mutual Nondisclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.6     ASSIGNMENT

        This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Purchaser's rights and obligations may be assigned to and assumed by any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by Amazon.com.

9.7     PARTIES IN INTEREST

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except as specifically provided.

9.8     GOVERNING LAW

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

9.9     HEADINGS

        The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10    COUNTERPARTS

        This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

9.11    WAIVER OF JURY TRIAL

        Amazon.com, the Company and the Purchaser hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of such parties in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                        AMAZON.COM, INC.


                                        By /s/ Randy Tinsley
                                           -------------------------------------
                                        Its Treasurer and Vice President
                                            of Corporate Development
                                           -------------------------------------



                                        AI ACQUISITION, INC.


                                        By /s/ Randy Tinsley
                                           -------------------------------------
                                        Its Treasurer and Vice President
                                            of Corporate Development
                                           -------------------------------------



                                        ALEXA INTERNET


                                        By /s/ Brewster Kahle
                                           -------------------------------------
                                        Its President
                                           -------------------------------------



                                        SHAREHOLDER


                                        By /s/ Brewster Kahle
                                           -------------------------------------
                                           Brewster Kahle

                    AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF
                                     MERGER

     This Amendment (this "Amendment") to the Agreement and Plan of Merger, dated as of April 24, 1999, between Amazon.com, Inc. ("Amazon.com"), AI Acquisition, Inc. ("Purchaser"), Alexa Internet and Brewster Kahle (the "Merger Agreement"), is made as of June 3, 1999 by and among Amazon.com, Purchaser, Alexa Internet and Brewster Kahle. Amazon.com, Purchaser, Alexa Internet and Brewster Kahle are referred to together as the "Parties" or, individually, as a "Party."

                                    RECITALS

     1. Section 1.4 of the Merger Agreement provides that at the Effective Time of the Merger, the Articles of Incorporation of the Surviving Corporation will be amended and restated in their entirety to conform to the Articles of Incorporation of the Purchaser, and Section 1.5 of the Merger Agreement provides that at the Effective Time of the Merger, the Bylaws of the Purchaser shall become the Bylaws of the Surviving Corporation.

     2. The Parties wish to amend Section 1.4 and 1.5 to provide that the Articles of Incorporation and Bylaws of the Purchaser shall be in the forms attached as exhibits hereto.

     3. Section 4.12 of the Merger Agreement provides that it shall be a condition precedent to the obligations of Amazon.com and the Purchaser under the Merger Agreement that Bruce Gilliat, Brewster Kahle, Mark Dirsa, Niall O'Driscoll and Kelly Ransom (the "key Employees") shall have entered into the Amazon.com standard form of Confidentiality, Noncompetition and Invention Assignment Agreement, the form of which is attached to the Merger Agreement as
Exhibit 4.12.

     4. The Parties wish to amend Section 4.12 to provide that it shall be a condition precedent to the obligations of Amazon.com and the Purchaser under the Merger Agreement that the Key Employees shall have entered into the agreements described in this Amendment.

     5. Capitalized terms not otherwise defined herein shall have the meanings assigned to those terms in the Merger Agreement.

                                   AGREEMENT


1.    ARTICLES AND BYLAWS OF THE SURVIVING CORPORATION

      Section 1.4 of the Merger Agreement shall be amended in its entirety to read as follows:

            At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety in the form set forth as Exhibit A hereto. Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

      Section 1.5 of the Merger Agreement shall be amended in its entirety to read as follows:

            The Board of Directors of the Surviving Corporation shall, effective as of the Effective Time, amend and restate its Bylaws in their entirety in the form set forth as Exhibit B hereto. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

2.    EMPLOYMENT AND NONCOMPETITION ARRANGEMENTS

      Section 4.12 of the Merger Agreement shall be amended in its entirety to read as follows:

            "Bruce Gilliat, Brewster Kahle, Kelly Ransom, Mark Dirsa and Niall O'Driscoll shall have accepted an oral offer of employment with Amazon.com and shall have executed the Confidentiality and Invention Assignment Agreement in the form attached hereto as Exhibit 4.12A. In addition, Bruce Gilliat and Brewster Kahle shall have executed the Noncompetition Agreement in the form attached hereto as Exhibit 4.12B and Mark Dirsa, Niall O'Driscoll and Kelly Ransom shall have executed the Supplemental Confidentiality Protection Agreement in the form attached hereto as
      Exhibit 4.12C."

3.    EXHIBITS

      Exhibit 4.12 (Form of Confidentiality, Noncompetition and Invention Assignment Agreement) shall be removed and replaced by Exhibit 4.12A (Form of Confidentiality and Invention Assignment Agreement), Exhibit 4.12B (Form of

Noncompetition Agreement) and Exhibit 4.12C (Form of Supplemental
Confidentiality Protection Agreement), each of which is attached to this Amendment.

4.    GENERAL PROVISIONS

      4.1   EFFECT OF AMENDMENT

      Except for the amended provisions described herein, all other terms and provisions of the Merger Agreement and the Operative Documents continue in full force and effect according to the provisions thereof and all references therein to such Merger Agreement shall henceforth refer to the Merger Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Merger Agreement and the other applicable Operative Documents.

      4.2   GOVERNING LAW

      This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State, without reference to any rules governing conflict of laws.

      4.3   HEADINGS

      The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

      4.4   COUNTERPARTS

      This Amendment may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                   AMAZON.COM, INC.


                                   /s/ Randolf J. Tinsley
                                   ----------------------------------------
                                   By: Randolf J. Tinsley
                                   Its: Treasurer and Director of Corporate
                                   Development


                                   AI ACQUISITION, INC.


                                   /s/ Randolf J. Tinsley
                                   ----------------------------------------
                                   By: Randolf J. Tinsley
                                   Its: Treasurer and Director of Corporate
                                   Development


                                   ALEXA INTERNET


                                   /s/ Brewster Kahle
                                   ----------------------------------------
                                   By: Brewster Kahle
                                   Its: President


                                   BREWSTER KAHLE


                                   /s/ Brewster Kahle
                                   ----------------------------------------
                                   Brewster Kahle